UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Hudson Pacific Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	27-1430478
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

11601 Wilshire Blvd., Ninth Floor Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan

Hudson Pacific Properties, Inc. Director Stock Plan

(Full title of the plan)

Victor J. Coleman

Chief Executive Officer

11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025

(Name and address of agent for service)

(310) 445-5700

(Telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 South Grand Ave.

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	18,643,518	$34.91	$650,845,213	$75,432.96

(1)	This Registration Statement registers the issuance of (i) an additional 18,518,518 shares of common stock (“Common Stock”) of Hudson Pacific Properties, Inc. (the “Registrant”) issuable under the Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan (the “Incentive Award Plan”), and (ii) an additional 125,000 shares of Common Stock issuable under the Hudson Pacific Properties, Inc. Director Stock Plan (the “Director Stock Plan”). The Incentive Award Plan was approved by the stockholders of the Registrant on May 24, 2017. The Incentive Award Plan authorizes the issuance of a maximum of 42,534,544 shares of Common Stock. However, the offer and sale of 22,366,026 shares of Common Stock, which have been or may be issued under the Incentive Award Plan, have previously been registered pursuant to a Registration Statement on Form S-8 (File No. 333-185497), and the offer and sale of 1,650,000 shares of Common Stock, which have been or may be issued under the Incentive Award Plan, have previously been registered pursuant to a Registration Statement on Form S-8 (File No. 333-167847). The Director Stock Plan authorizes the issuance of a maximum of 250,000 shares of Common Stock. However, the offer and sale of 125,000 shares of Common Stock, which have been or may be issued under the Director Stock Plan, have previously been registered pursuant to a Registration Statement on Form S-8 (File No. 333-170914). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Incentive Award Plan and the Director Stock Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act by averaging the high and low sales prices of the Registrant’s Common Stock as reported by the New York Stock Exchange on June 9, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of (i) an additional 18,518,518 shares of Common Stock issuable under the Incentive Award Plan, and (ii) an additional 125,000 shares of Common Stock issuable under the Director Stock Plan. In accordance with Instruction E to Form S-8, the contents of the previous Registration Statements on Form S-8 (File Nos. 333-185497, 333-167847 and 333-170914) are hereby incorporated by reference.

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, January 10, February 10, February 27, March 3 and May 25, 2017;

(d) The Registrant’s Proxy Statement filed with the Commission on April 10, 2017; and

(e) The description of the Registrant’s common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on June 21, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that we may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty that is established by a final judgment and is material to the cause of action.

Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who:

•	is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	while a director or officer and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that, upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Hudson Pacific Properties, L.P., the partnership in which we serve as sole general partner.

Item 8.	Exhibits.

See Index to Exhibits below.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 16, 2017.

HUDSON PACIFIC PROPERTIES, INC., a Maryland corporation

By:	/s/ Victor J. Coleman
Name:	Victor J. Coleman
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Victor J. Coleman and Mark T. Lammas, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ VICTOR J. COLEMAN Victor J. Coleman	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 16, 2017

/s/ MARK T. LAMMAS Mark T. Lammas	Chief Financial Officer (Principal Financial Officer)	June 16, 2017

/s/ HAROUT K. DIRAMERIAN Harout K. Diramerian	Chief Accounting Officer (Principal Accounting Officer)	June 16, 2017

/s/ THEODORE R. ANTENUCCI Theodore R. Antenucci	Director	June 16, 2017

/s/ FRANK COHEN Frank Cohen	Director	June 16, 2017

/s/ RICHARD B. FRIED Richard B. Fried	Director	June 16, 2017

/s/ JONATHAN M. GLASER Jonathan M. Glaser	Director	June 16, 2017

/s/ ROBERT L. HARRIS II Robert L. Harris II	Director	June 16, 2017

/s/ MARK D. LINEHAN Mark D. Linehan	Director	June 16, 2017

/s/ ROBERT M. MORAN, JR. Robert M. Moran, Jr.	Director	June 16, 2017

/s/ MICHAEL NASH Michael Nash	Director	June 16, 2017

/s/ BARRY A. PORTER Barry A. Porter	Director	June 16, 2017

INDEX TO EXHIBITS

Sequentially Numbered Exhibit	Description	Incorporated by Reference
		Form	File No.	Exhibit(s)	Filing Date

4.1	Specimen Stock Certificate with respect to Hudson Pacific Property, Inc.’s Common Stock	S-11/A	333-164916	4.1	June 14, 2010

+5.1	Opinion of Venable LLP

+23.1	Consent of Ernst & Young LLP

+23.2	Consent of Venable LLP (included in Exhibit 5.1)

+24.1	Power of Attorney (included on signature page)

99.1	Amended and Restated Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan	DEF 14A	333-202799-01	Appendix B	April 10, 2017

99.2	Hudson Pacific Properties, Inc. Director Stock Plan	S-8	333-170914	99.1	December 1, 2012

+ Filed herewith.